UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 30, 2012

LODGENET INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (605) 988-1000

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

Investment Agreement

On December 30, 2012, LodgeNet Interactive Corporation (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with Colony Capital, LLC and its affiliate, Col-L Acquisition, LLC (“Colony”) and certain other investors, pursuant to which Colony and such other investors will invest $60 million of new capital in the Company, with an option to invest up to an additional $30 million to support a proposed recapitalization of the Company.  Pursuant to the terms of the Investment Agreement, the Company and all of its domestic subsidiaries will, among other things, (a) commence a solicitation for acceptance of a pre-packaged plan of reorganization based on the recapitalization transaction contemplated by the Investment Agreement (the “Plan”), (b) file voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, and (c) seek approval of the Plan by the bankruptcy court.  The recapitalization proposal under the Plan envisions that unsecured creditors of the Company will be paid in full in cash for any pre-petition claims at the conclusion of the Chapter 11 process.

Upon the closing (the “Closing”) of the recapitalization transactions contemplated by the Investment Agreement and the Plan (the “Transactions”), (a) all of the capital stock of the Company (including any rights to acquire capital stock of the Company) issued, or outstanding as of the date immediately prior to the Closing, will be cancelled without receiving any distribution, (b) the Company will issue (i) to Colony and the other investors, or their designees, shares of new common stock of the Company (the “Common Stock”) representing 100% of the issued and outstanding shares of Common Stock as of the date of the Closing, and (ii) to certain parties, warrants exercisable to purchase shares of Common Stock representing up to 27.5% of the issued and outstanding capital stock of the Company on a fully diluted basis as of the Closing, and (c) the Company will enter into an amendment to its existing Credit Agreement (the “New Credit Facility”) to extend the term of the loan to provide for (a) a 5-year Term A loan in an aggregate amount equal to (i) $346.4 million plus (ii) the amount of accrued and unpaid interest that was capitalized prior to the earlier of the Closing Date and 90 days after the petition date, minus (iii) the original principal amount of the Term B loan, and (b) a 7-year Term B loan of up to $125 million, in each case on terms agreed to by the Company and the lenders, and which are acceptable to Colony.  The Company will also seek to obtain a new $20 million revolving credit facility as of the Closing.

The Closing of the Transactions is subject to various closing conditions, including, among others, bankruptcy court confirmation of the Plan, the Company’s satisfaction of a minimum liquidity test, execution of a new satellite agreement with DirecTV LLC (“DIRECTV”), the negotiation and execution of the New Credit Facility pursuant to the terms of an agreed upon term sheet and in form and substance satisfactory to Colony, obtaining the new revolving credit facility, and other typical closing conditions.  Accordingly, no assurances can be given that the Transactions will be consummated.

Pursuant to the Investment Agreement, the Company has paid Colony $1.585 million as a partial reimbursement of Colony’s expenses to date in connection with its investment in the Company.  In addition, the Company paid Colony a non-refundable and fully earned commitment fee of $2,500,000 and has agreed to reimburse future fees and expenses of Colony related to the Transactions through the Closing.  The Company has also obtained a commitment for a debtor-in-possession (DIP) loan with certain of its lenders that would provide up to $15 million in financing, contributing additional liquidity during the Chapter 11 process.

Plan Support Agreement

On December 30, 2012, the Company, its domestic subsidiaries, and a steering committee of certain lenders (“Consenting Lenders”) each of which is a holder of indebtedness under that certain Credit Agreement, dated as of April 4, 2007  (the “Existing Credit Agreement”), by and among the Company, the banks, financial institutions and other entities party thereto as Lenders and Gleacher Products Corp. as administrative agent (and in such capacity, the “Prepetition Agent”), entered into a Plan Support and Lockup Agreement (the “Plan Support Agreement”).  Pursuant to the Plan Support Agreement, the Consenting Lenders, which collectively hold 43.5% of the Company’s outstanding senior debt, have agreed, among other things, to support the Plan and the Transactions, including the proposed amendment and extension of the Existing Credit Agreement, to vote in favor of the Plan, not to solicit any plan in opposition to the Plan, and otherwise not to effect any transactions that would adversely affect the consummation of the Transactions.  The Company has likewise agreed to provide draft copies of all motions and applications to and consult with the Prepetition Agent’s counsel prior to filing such documents with the bankruptcy court, use commercially reasonable efforts to complete the restructuring under the Plan and the Transactions, and not solicit alternative proposals to the Plan.  The Company has also agreed to comply with certain deadlines regarding the timing of Chapter 11 filings and orders.

Amendment to Forbearance Agreement

On December 30, 2012, the Company and certain of its subsidiaries also entered into Amendment No. 3 (the “Amendment”) to that certain Forbearance Agreement and Second Amendment to Credit Agreement (the “Forbearance Agreement”) with the Participant Lenders (as defined therein), and Gleacher Products Corp., as administrative agent, regarding the Existing Credit Agreement.  Under the Forbearance Agreement each of the Participant Lenders and the Agent previously agreed to forbear from exercising their respective default-related rights and remedies against the Company and the other Loan Parties under the Existing Credit Agreement, the other loan documents and/or applicable law solely to the extent the availability of such remedies arises from certain “Specified Defaults” until the earlier of December 31, 2012 or future defaults under the Existing Credit Agreement (other than the Specified Defaults) and the Forbearance Agreement.  The Amendment extends the date of forbearance to February 5, 2013.

The Company also entered into an amendment to its existing forbearance agreement with DIRECTV, which required the Company to make a payment of $20.0 million on December 31, 2012.  As consideration for DIRECTV’s agreement to the amendment and as an advance payment toward the services to be provided by DIRECTV to the Company, the Company will make a payment of $2.3 million to DIRECTV by December 31, 2012 (the “Initial Payment”).  In exchange for the Initial Payment, the December 31, 2012 payment will be deferred to January 11, 2013.  As further consideration for DIRECTV’s agreement to the amendment and as an advance payment toward the services to be provided by DIRECTV to the Company, the Company will make a second payment of $2.7 million to DIRECTV by January 11, 2013 (the “Second Payment”).  Pursuant to the terms of the amendment, the Company may have the ability to offset a portion of the Second Payment by certain disputed amounts that the Company contends are due to the Company from DIRECTV.  In exchange for the Second Payment, the December 31, 2012 payment will be deferred to February 5, 2013.  Due to the amount of additional fees owed to DIRECTV by the Company during the period of forbearance, the Company has agreed that the payment to be made on February 5, 2013 will be $30 million, which is the estimated amount the Company will owe DIRECTV on such date.

This summary is qualified in its entirety by references to the terms of the Investment Agreement, the Plan Support Agreement, and the Amendment copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and are incorporated herein by reference.

Item 2.03.             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, the provisions of which are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On December 31, 2012, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1, regarding the Investment Agreement, the Plan Support Agreement, and the Transactions.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits

10.1	Investment Agreement, dated as of December 30, 2012

10.2	Plan Support and Lockup Agreement, dated as of December 30, 2012

10.3	Amendment No. 3 to Forbearance Agreement and Second Amendment to Credit Agreement, dated as of December 30, 2012

99.1	Press release dated December 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2012	By	/s/ James G. Naro
James G. Naro
	Its	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer